Exhibit 99.1

             PharmaFrontiers Announces Positive Interim Results of Two Phase I/II Clinical Trials for Multiple Sclerosis


     THE WOODLANDS, Texas--(BUSINESS WIRE)--June 3, 2005--PharmaFrontiers Corp. (OTCBB:PFTR), a company involved in the development and commercialization of cell therapies, announced that interim results of Tovaxin(TM) in two Multiple Sclerosis (MS) Phase I/II open-label studies indicated that it was safe and well tolerated, and patients showed positive responses. All patients enrolled in the studies had received prior standard of care therapy for MS and were in the relapsing remitting or secondary progressive stages of MS.
     Tovaxin(TM) is a trivalent formulation of attenuated myelin-peptide reactive T cells (MRTCs), which are derived from peripheral blood and produced ex vivo as myelin basic protein (MBP), proteolipid protein (PLP) and myelin oligodendrocyte glycoprotein (MOG) reactive T cells.
     An interim analysis of a Phase I/II dose-escalation study of six evaluable patients, half of whom received a low dose (six to nine million MRTCs) and the other half received a mid dose (30-45 million MRTCs) during the six-month evaluable period, indicated that the Tovaxin(TM) therapy reduces peripheral blood MRTC levels in concert with improvements in disability scores Kurtzke Expanded Disability Status Scale (EDSS) as well as in disability neurological assessments for psychological scores Multiple Sclerosis 29 point Impact Scale (MSIS-29). The exacerbation rate over the previous two years for the patients was 1.18 per year. Only one treated patient reported an exacerbation during the six-month evaluable period in this study. All of the related adverse events were mild or moderate in severity.
     An interim analysis of a Phase I/II extension study of nine evaluable patients, who received two doses (30-45 million MRTCs) during the six-month evaluable period, indicated a mean percent reduction in MRTCs observed at three and six months for all three categories of MRTCs. A statistically significant percent (greater than minus 60%) reduction in PLP T cells was observed at three and six months. There was a percentage reduction (greater than or equal to minus 21%) in MBP and MOG T cells at three and six months. Percentage reductions in the EDSS and MSIS-29 physiological scores from baseline were observed at the three and six-month follow-up visits. The exacerbation rate over the previous two years for the patients was 0.85 per year. There were no exacerbations during the six-month evaluable period in this study. The most common adverse event was injection site pain, reported by four patients. Adverse events reported by two patients included muscle weakness, abnormal vision, anorexia, pharyngitis / nasopharyngitis, neuropathy and paresthesia. All of the related adverse events were mild or moderate in severity.
     "We are very encouraged by these preliminary MRTC levels, which demonstrated a dose response and large mean percentage reductions from baseline at follow-up visits during the six-month period," said David B. McWilliams, chief executive officer of PharmaFrontiers. "Accordingly, we plan on beginning our Phase IIb/III clinical trials by the end of 2005 or early 2006." The Company's preliminary results and clinical development plans will be discussed at a June 4 luncheon at the 19th Annual Meeting of the Consortium of Multiple Sclerosis Centers in Orlando, FL.
     "These data, combined with the strong safety profile of Tovaxin(TM), should be welcome news to all MS patients and their families, especially in light of disappointing product news of this past year," Mr. McWilliams added.

     About PharmaFrontiers Corporation

     PharmaFrontiers' strategy is to develop and commercialize cell therapies to treat several major disease areas such as cardiac and pancreatic conditions and Multiple Sclerosis. The company holds the exclusive worldwide license from the University of Chicago, through its prime contractor relationship with Argonne National Laboratory, for patents relating to the use of adult pluripotent stem cells derived from patients' own circulating blood. PharmaFrontiers also owns patented and proprietary individualized cell therapies that are in FDA Phase I/II human dose ranging clinical trials to evaluate their safety and effectiveness in treating MS.

     Safe Harbor Statement

     This press release contains "forward-looking statements," including statements about PharmaFrontiers' growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to PharmaFrontiers' ability to obtain additional funding, develop its stem cell technologies, achieve its operational objectives, and obtain patent protection for its discoveries, that may cause PharmaFrontiers' actual results to be materially different from any future results expressed or implied by such forward-looking statements. PharmaFrontiers undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.


    CONTACT: PharmaFrontiers Corp.
             C. William Rouse, 281-775-0608
             brouse@pharmafrontierscorp.com
             or
             Investor Relations Contacts:
             Lippert/Heilshorn & Associates
             Kim Sutton Golodetz, 212-838-3777
             kgolodetz@lhai.com
             or
             Bruce Voss, 310-691-7100
             bvoss@lhai.com
             or
             Media Relations Contact:
             Lippert/Heilshorn & Associates
             Mark Stuart, 310-691-7100
             mstuart@lhai.com